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                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement"), is made on this 29th day of March, 2002 (the "Commencement Date"), by and between NEOSE TECHNOLOGIES, INC. (the "Company") and C. BOYD CLARKE (the "Executive").

         WHEREAS, the Company recognizes that the Executive can contribute to the growth and success of the Company and desires to employ the Executive on the terms and conditions set forth in this Agreement;

         WHEREAS, the Executive has been appointed by the Company's Board of Directors (the "Board") to serve as the President and Chief Executive Officer of the Company, and has been nominated by the Board to serve as a director of the Company; and

         WHEREAS, the Executive desires to be so employed by the Company.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, and intending to be bound hereby, the parties agree as follows:

1. Employment.

         1.1. Term. The Company agrees to employ the Executive in accordance with the terms of this Agreement and the Executive agrees to accept such employment, effective on the Commencement Date and continuing until terminated pursuant to Section 4 hereof (the "Term").

         1.2. Positions. During the Term, Executive will serve as President and Chief Executive Officer of the Company, reporting directly to the Board. Assuming the Executive is elected to the Board, the Board agrees to nominate the Executive for reelection at each annual meeting of the Company's shareholders occurring during the Term and at which the Executive's term as a director is scheduled to expire. Effective upon (and subject to) the Executive's election to the Board, the Board has selected the Executive to serve as member of the Board's Nominating Committee for all periods during the Term in which the Executive serves as a member of the Board.

         1.3. Duties. The Executive will perform such duties and functions as are customarily performed by the president and chief executive officer of an enterprise the size and nature of the Company, including the duties and functions from time to time assigned to him by the Board. Without limiting the generality of the foregoing, the Executive will be responsible for all aspects of the Company's performance, including strategy, research and development, business development, sales and marketing, operations, manufacturing, technology development and licensing, corporate development, information management, finance, legal, patent, regulatory, human resources, investor relations and corporate communications.

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         1.4. Place of Performance. The Executive shall perform his services hereunder at the principal executive offices of the Company, which are currently located in Horsham, Pennsylvania; provided, however, that the Executive will be required to travel from time to time for business purposes.

         1.5. Time Devoted to Employment. The Executive will devote his best efforts and substantially all of his business time and services to the performance of his duties under this Agreement. Notwithstanding the foregoing, the Executive may engage in charitable, community service and industry association activities, and, with the approval of the Board (which approval will not be unreasonably withheld), may serve as a member of boards of directors of other companies or organizations, which in the judgment of the Board, will not present any conflict of interest with the Company, so long as those activities do not interfere with the performance of his duties under this Agreement.

2. Compensation, Benefits and Expense Reimbursements.

         2.1. Base Salary. The Executive shall receive an initial annual salary of $450,000 (the "Base Salary"), paid semi-monthly or otherwise in accordance with the Company's customary payroll practices, as in effect from time to time. Future salary reviews will be undertaken by the Board of Directors annually.

         2.2. Bonus. The Executive will be eligible to receive an annual bonus (the "Annual Bonus") for each completed calendar year during the Term. The target amount of the Annual Bonus is 75% of the Base Salary for the applicable calendar year. The specific goals and objectives that must be met to receive the target bonus will be established by mutual agreement by the Board and the Executive within 90 days following the commencement of each calendar year during the Term, except that the goals and objectives for the 2002 calendar year will be established at the June, 2002 meeting of the Board. The Company will endeavor to pay the Annual Bonus, if any, by the end of the first quarter of the calendar year following the calendar year to which the Annual Bonus relates.

         2.3. Equity Incentive. The Board has authorized the grant to the Executive of options to purchase 500,000 shares of the Company's common stock (the "Stock Option") effective as of the Commencement Date with a per share exercise price equal to the fair market value of a share of common stock on the Commencement Date, contingent on the commencement of the Executive's employment with the Company on that date. The Stock Option is intended to be an incentive stock option, to the extent permitted under Section 422(d) of the Internal Revenue Code (the "Code") and to that extent will be granted under the Company's 1995 Stock Option/Stock Issuance Plan (the "Plan"). To the extent the Stock Option is a non-qualified stock option, it will not be granted under the Plan. The Stock Option will become vested and first exercisable with respect to 125,000 shares on the first anniversary of the Commencement Date, and will become vested and exercisable with respect to an additional 2.0833% of the shares subject thereto on the last day of each of the 36 months following that first anniversary, contingent on the continued employment of the Executive by the Company on the applicable vesting date, such that the entire option will be fully vested and exercisable on the fourth anniversary of the Commencement Date (if the Executive then remains employed by the Company). The Stock Option will be subject to the terms of separate award agreements, which agreements are attached to this agreements as Exhibits I and II. The Executive will be eligible to receive additional grants in accordance with the Company's executive incentive options program, at the discretion of the Board or a committee of the Board.

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         2.4. Expenses. The Executive will be entitled to reimbursement by the
Company for all expenses reasonably incurred by him in connection with the performance of his duties, including, without limitation, travel and entertainment expenses reasonably related to the business of the Company, in accordance with the policies and procedures established from time to time by the Company.

         2.5. Other Benefits. The Executive will be entitled to participate in any benefit plans, policies or arrangements sponsored or maintained by the Company from time to time for its senior executive officers (which benefits, as of this date, include the right to participate in the Company's 401(k), employee stock purchase, medical, and dental plans, and coverage under the Company's group life and disability insurance policies). Notwithstanding the foregoing, the Executive's eligibility for and participation in any of the Company's employee benefit plans, policies or arrangements will be subject to the terms and conditions of such plans, policies or arrangements. Moreover, subject to the terms and conditions of such plans, policies or arrangements, the Company may amend, modify or terminate such plans, policies or arrangements at any time for any reason. In addition, the cost of the Executive's annual physical examination shall be borne by the Company, to the extent not covered by the Company's medical plan.

         2.6. Vacations. In addition to holidays observed by the Company, the Executive shall be entitled to four (4) weeks paid vacation time during each year of employment consistent with Company policies, as in effect from time to time.

3. Relocation.

         3.1. Generally. The Executive agrees to relocate to the greater Philadelphia, Pennsylvania metropolitan area within six months of the Commencement Date. The Company will pay or reimburse the Executive for reasonable costs of (i) travel expenses for the Executive and his spouse associated with house-hunting in Pennsylvania, (ii) temporary housing in Pennsylvania prior to the Executive's relocation, (iii) realtor fees incurred in connection with the sale of the Executive's home in California (up to a maximum of $180,000), (iv) moving household goods, furnishings and other personal property from California to Pennsylvania, (v) transportation costs of the Executive's family members in connection with their relocation to Pennsylvania, and (vi) title insurance premiums, transfer taxes, recording fees and escrow fees incurred in connection with the Executive's purchase of a home in Pennsylvania. In addition, the Company will pay to the Executive $25,000 in order to defray miscellaneous expenses associated with relocation. In addition, the Company will also reimburse Executive for income and employment taxes payable by Executive with respect to the payments or reimbursements described in this Section 3.1, based on the Executive's actual federal, state and local marginal tax rates for the year in which those payments or reimbursements are made.

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         3.2. Notwithstanding the foregoing, if the Executive resigns his employment with the Company other than for Good Reason (as defined below) prior to the second anniversary of the Commencement Date, the Executive will be required to repay to the Company an amount equal to the product of:

         3.2.1. the amounts paid or reimbursed by the Company in accordance with the second and third sentences of Section 3.1, multiplied by

         3.2.2. a fraction, the numerator of which will be 24 minus the number of complete calendar months that the Executive was employed by the Company, and the denominator of which will be 24.

4. Termination.

         4.1. In General. The Company may terminate the Executive's employment at any time. The Executive may terminate his employment at any time; provided that before the Executive may voluntarily terminate his employment with the Company other than for Good Reason, he must provide 90 days prior written notice (or such shorter notice as is acceptable to the Company) to the Company. Upon any termination of the Executive's employment with the Company for any reason:
(i) the Executive (unless otherwise requested by the Board) concurrently will resign any officer or director positions he holds with the Company, its subsidiaries or affiliates, and (ii) the Company will pay to the Executive all accrued but unpaid Base Salary through the date of termination, and (iii) except as explicitly provided in this Sections 4, 6 or 7, or otherwise pursuant to COBRA, all compensation and benefits will cease and the Company will have no further liability or obligation to the Executive. The foregoing will not be construed to limit the Executive's right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract.

         4.2. Termination without Cause or for Good Reason.

                  4.2.1. If the Executive's employment by the Company ceases due to a termination by the Company without Cause or a resignation by the Executive for Good Reason, then, in addition to the payments and benefits provided for in
Section 4.1 above and subject to Section 8 below: (a) the Company will pay to the Executive on the date of such termination a cash amount equal to the sum of
(i) one year of the Executive's Base Salary as in effect on such date, and (ii) the target Annual Bonus amount applicable for the calendar year in which the termination occurs, (b) to the extent not previously paid, the Company will pay to the Executive any Annual Bonus payable with respect to a calendar year that ended prior to that termination, and (c) all outstanding stock options then held by the Executive (including the Stock Option) will immediately become vested and exercisable with respect to that number of additional shares of the Company's common stock with respect to which such stock options would have become vested and exercisable had the Executive remained continuously employed by the Company for an additional 12 months following his termination of employment and will remain exercisable for 12 months following the Executive's termination of employment; provided that if the Company's obligation to make the payments provided for in this Section 4.2.1 arises due to a termination of the Executive's employment due to his death or Disability (as defined below), the cash payments described in clauses (a) and (b) of this Section 4.2.1 will be offset by the amount of benefits paid to the Executive (or his representative(s), heirs, estate or beneficiaries) pursuant to the life insurance or long-term disability plans, policies or arrangements of the Company by virtue of his death or that Disability (including, for this purpose, only that portion of such life insurance or disability benefits funded by the Company or by premium payments made by the Company).

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                  4.2.2. For purposes of this Agreement, the Executive's
employment will be deemed to have been terminated without "Cause" if his employment is terminated as a result of his death or Disability or is terminated by the Company other than as a result of fraud, embezzlement, or any other illegal act committed intentionally by the Executive in connection with the commencement of his employment or the performance of his duties as an officer or director of the Company. For purposes of this Agreement, "Disability" means the Executive's inability, by reason of any physical or mental impairment, to substantially perform his regular duties as contemplated by this Agreement, as determined by the Board in its sole discretion (after affording the Executive the opportunity to present his case), which inability is reasonably contemplated to continue for at least one year from its commencement and at least 90 days from the date of such determination.

                  4.2.3. For purposes of this Agreement, "Good Reason" means, without the Executive's prior written consent, any of the following:

                           (a) a change in the Executive's title (not including
the election of the Executive as Chairman of the Board);

                           (b) a reduction in the Executive's authority, duties
or responsibilities, or the assignment to the Executive of duties that are inconsistent, in a material respect, with Executive's position;

                           (c) the relocation of the Company's headquarters more
than 15 miles from Horsham, Pennsylvania, unless such move reduces Executive's commuting time;

                           (d) a reduction in the Base Salary or in the target
amount, expressed as a percentage of Base Salary, of the Annual Bonus;

                           (e) the Company's failure to pay or make available
any material payment or benefit due under this Agreement or any other material breach by the Company of this Agreement; or

                           (f) the Board's failure to elect the Executive as the
Chairman of the Board of the Company by the close of business on March 29, 2003.

However, the foregoing events or conditions will constitute Good Reason only if the Executive provides the Company with written objection to the event or condition within 60 days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection and the Executive resigns his employment within 90 days following the expiration of that cure period.

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5. Restrictive Covenants. As consideration for all of the payments to be made to the Executive pursuant to Sections 2, 4 and 6 of this Agreement, as well as for any equity incentive awards that the Executive may receive from the Company, the Executive agrees to be bound by the provisions of this Section 5 (the "Restrictive Covenants"). These Restrictive Covenants will apply without regard to whether any termination of the Executive's employment is initiated by the Company or the Executive, and without regard to the reason for that termination.

         5.1. Covenant Not To Compete. The Executive covenants that, during the period beginning on the Commencement Date and ending on the first anniversary of the termination of the Executive's employment with the Company for any reason (the "Restricted Period"), he will not (except in his capacity as an employee or director of the Company) do any of the following, directly or indirectly, anywhere in the world:

                  5.1.1. engage or participate in any business competitive with the Business (as defined below);

                  5.1.2. become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) any person, firm, corporation, association or other entity engaged in any business competitive with the Business. Notwithstanding the foregoing, the Executive may hold up to 4.9% of the outstanding securities of any class of any publicly-traded securities of any company;

                  5.1.3. engage in any business, or solicit or call on any customer, supplier, licensor, licensee, contractor, agent, representative, advisor, strategic partner, distributor or other person with whom the Company shall have dealt or any prospective customer, supplier, licensor, licensee, contractor, agent, representative, advisor, strategic partner, distributor or other person that the Company shall have identified and solicited at any time during the Executive's employment by the Company for a purpose competitive with the Business;

                  5.1.4. influence or attempt to influence any employee, consultant, customer, supplier, licensor, licensee, contractor, agent, representative, advisor, strategic partner, distributor or other person to terminate or modify any written or oral agreement, arrangement or course of dealing with the Company; or

                  5.1.5. solicit for employment or employ or retain (or arrange to have any other person or entity employ or retain) any person who has been employed or retained by the Company within the 12 months preceding the termination of the Executive's employment with the Company for any reason.

         5.2. Confidentiality. The Executive recognizes and acknowledges that the Proprietary Information (as defined below) is a valuable, special and unique asset of the business of the Company. As a result, both during the Term and thereafter, the Executive will not, without the prior written consent of the Company, for any reason either directly or indirectly divulge to any third-party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company, any Proprietary Information; provided, however, that the Executive may during the Term disclose Proprietary Information to third parties as may be necessary or appropriate to the effective and efficient discharge of his duties as an employee hereunder (provided that the third party recipient has

                                      -6-

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signed the Company's then-approved confidentiality or similar agreement) or as such disclosures may be required by law. If the Executive or any of his representatives becomes legally compelled to disclose any of the Proprietary Information, the Executive will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy. The non-disclosure and non-use obligations with respect to Proprietary Information set forth in this Section 5.2 shall not apply to any information that is in or becomes part of the public domain through no improper act on the part of the Executive.

         5.3. Property of the Company.

                  5.3.1. Proprietary Information. All right, title and interest in and to Proprietary Information will be and remain the sole and exclusive property of the Company. The Executive will not remove from the Company's offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company unless necessary or appropriate in the performance of his duties to the Company. If the Executive removes such materials or property in the performance of his duties, the Executive will return such materials or property to their proper files or places of safekeeping as promptly as possible after the removal has served its specific purpose. The Executive will not make, retain, remove and/or distribute any copies of any such materials or property, or divulge to any third person the nature of and/or contents of such materials or property or any other oral or written information to which he may have access or become familiar in the course of his employment, except to the extent necessary in the performance of his duties. Upon termination of the Executive's employment with the Company, he will leave with the Company or promptly return to the Company all originals and copies of such materials or property then in his possession.

                  5.3.2. Intellectual Property. The Executive agrees that all the Intellectual Property (as defined below) will be considered "works made for hire" as that term is defined in Section 101 of the Copyright Act (17 U.S.C. ss.
101) and that all right, title and interest in such Intellectual Property will be the sole and exclusive property of the Company. To the extent that any of the Intellectual Property may not by law be considered a work made for hire, or to the extent that, notwithstanding the foregoing, the Executive retains any interest in the Intellectual Property, the Executive hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that the Executive may now or in the future have in the Intellectual Property under patent, copyright, trade secret, trademark or other law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, trademarks and other similar registrations with respect to such Intellectual Property. The Executive further agrees to execute any and all documents and provide any further cooperation or assistance reasonably required by the Company to perfect, maintain or otherwise protect its rights in the Intellectual Property. If the Company is unable after reasonable efforts to secure the Executive's signature, cooperation or assistance in accordance with the preceding sentence, whether because of the Executive's incapacity or any other reason whatsoever, the Executive hereby designates and appoints the Company or its designee as the Executive's agent and attorney-in-fact, to act on his behalf, to execute and file documents and to do all other lawfully permitted acts necessary or desirable to perfect, maintain or otherwise protect the Company's rights in the Intellectual Property. The Executive acknowledges and agrees that such appointment is coupled with an interest and is therefore irrevocable.

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         5.4. Definitions. For purposes of this Agreement, the following terms have the meanings defined below:

                  5.4.1. "Business" means research, development, manufacture, supply, marketing, licensing, use and sale of biologic, pharmaceutical and therapeutic materials and products and related process technology including, without limitation, research, development, manufacture, supply, marketing, licensing, use and sale of products and technology directed to (a) the enzymatic synthesis of complex carbohydrates for use in food, cosmetic, therapeutic, consumer and industrial applications, (b) enzymatic synthesis or modification of the carbohydrate portion of proteins or lipids, and (c) carbohydrate-based therapeutics.

                  5.4.2. "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications claiming such inventions, (b) all trademarks, service marks, trade dress, logos, trade names, fictitious names, brand names, brand marks and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methodologies, technical data, designs, drawings and specifications), (f) all computer software (including data, source and object codes and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments thereof (in whatever form or medium), or similar intangible personal property which have been or are developed or created in whole or in part by the Executive (i) at any time and at any place while the Executive is employed by Company and which, in the case of any or all of the foregoing, are related to and used in connection with the business of the Company, or (ii) as a result of tasks assigned to the Executive by the Company.

                  5.4.3. "Proprietary Information" means any and all information of the Company or of any subsidiary or affiliate of the Company. Such Proprietary Information shall include, but shall not be limited to, the following items and information relating to the following items: (a) all intellectual property and proprietary rights of the Company (including without limitation Intellectual Property) (b) computer codes or instructions (including source and object code listings, program logic algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation), computer processing systems and techniques, all computer inputs and outputs (regardless of the media on which stored or located), hardware and software configurations, designs, architecture and interfaces, (c) business research, studies, procedures and costs, (d) financial data, (e) distribution methods, (f) marketing data, methods, plans and efforts, (g) the identities of actual and prospective customers, contractors and suppliers, (h) the terms of contracts and agreements with customers, contractors and suppliers,
(i) the needs and requirements of, and the Company's course of dealing with, actual or prospective customers, contractors and suppliers, (j) personnel information, (k) customer and vendor credit information, and (l) any information received from third parties subject to obligations of non-disclosure or non-use. Failure by the Company to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.

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         5.5. Acknowledgements. The Executive acknowledges that the Restrictive
Covenants are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that the duration and geographic scope of the Restrictive Covenants are reasonable given the nature of this Agreement and the position the Executive will hold within the Company. The Executive further acknowledges that the Restrictive Covenants are included herein in order to induce the Company to employ the Executive pursuant to this Agreement and that the Company would not have entered into this Agreement or otherwise employed the Executive in the absence of the Restrictive Covenants.

         5.6. Remedies and Enforcement Upon Breach.

                  5.6.1. Specific Enforcement. The Executive acknowledges that any breach by him, willfully or otherwise, of the Restrictive Covenants will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. The Executive shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of any such breach by the Executive, the Company shall have the right to enforce the Restrictive Covenants by seeking injunctive or other relief in any court, without any requirement that a bond or other security be posted, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company.

                  5.6.2. Judicial Modification. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court shall have the power to modify such provision and, in its modified form, such provision shall then be enforceable.

                  5.6.3. Accounting. If the Executive breaches any of the Restrictive Covenants, the Company will have the right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of such breach. This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

                  5.6.4. Enforceability. If any court holds the Restrictive Covenants unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographic scope of such Restrictive Covenants.

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                  5.6.5. Disclosure of Restrictive Covenants. The Executive
agrees to disclose the existence and terms of the Restrictive Covenants to any employer that the Executive may work for during the Restricted Period.

                  5.6.6. Extension of Restricted Period. If the Executive breaches Section 5.1 in any respect, the restrictions contained in that section will be extended for a period equal to the period that the Executive was in breach.

6. Change in Control.
   ------------------

         6.1. Certain Terminations Following a Change in Control. If the Executive's employment with the Company ceases within eighteen months following a Change in Control (as defined below) as a result of a termination by the Company without Cause or a resignation by the Executive for Good Reason, then:

                  6.1.1. the Restricted Period will be extended by one year;

                  6.1.2. subject to Section 8 and in lieu of the payments and benefits provided for in Section 4.2, (a) the Company will pay to the Executive on the date of such termination a cash amount equal to the sum of (i) two years of the Executive's Base Salary as in effect on such date, and (ii) two times the target Annual Bonus amount applicable for the calendar year in which the termination occurs, (b) to the extent not previously paid, the Company will pay to the Executive any Annual Bonus payable with respect to a calendar year that ended prior to that termination, (c) all outstanding stock options then held by Executive (including the Stock Option) will then become fully vested and immediately exercisable and will remain exercisable for 12 months following Executive's termination of employment, and (d) the Company will pay to the Executive the additional amount, if any, payable pursuant to Section 7 below.

         6.2. Definitions. For purposes of this Agreement, the term "Change in Control" means a change in ownership or control of the Company effected through any of the following transactions:

                  6.2.1. the direct or indirect acquisition by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than 50% of the total combined voting power of the Company's outstanding securities;

                  6.2.2. a change in the composition of the Board over a period of 36 months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (a) have been board members continuously since the beginning of such period, or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time such election or nomination was approved by the Board;

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                  6.2.3. the consummation of any consolidation, share exchange or merger of the Company (a) in which the stockholders of the Company immediately prior to such transaction do not own at least a majority of the voting power of the entity which survives/results from that transaction, or (b) in which a shareholder of the Company who does not own a majority of the voting stock of the Company immediately prior to such transaction, owns a majority of the Company's voting stock immediately after such transaction; or

                  6.2.4. the liquidation or dissolution of the Company or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, including stock held in subsidiary corporations or interests held in subsidiary ventures.

7. Parachute Payments.
   -------------------

                  7.1. Generally. All amounts payable to the Executive under this Agreement will be made without regard to whether the deductibility of such payments (considered together with any other entitlements or payments otherwise paid or due to the Executive) would be limited or precluded by Section 280G of the Code and without regard to whether such payments would subject the Executive to the excise tax levied on certain "excess parachute payments" under Section 4999 of the Code (the "Parachute Excise Tax").

                  7.2. Gross-Up. If all or any portion of the payments or other benefits provided under any section of this Agreement, either alone or together with any other payments and benefits which the Executive receives or is entitled to receive from the Company or its affiliates (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (the "Payment") would result in the imposition of a Parachute Excise Tax, the Executive will be entitled to an additional payment (the "Gross-up Payment") in an amount such that the net amount of the Payment and the Gross-up Payment retained by the Executive after the calculation and deduction of all excise taxes (including any interest or penalties imposed with respect to such taxes) on the Payment and all federal, state and local income tax, employment tax and excise tax (including any interest or penalties imposed with respect to such taxes) on the Gross-up Payment provided for in this Section 7.2, and taking into account any lost or reduced tax deductions on account of the Gross-up Payment, shall be equal to the Payment.

                  7.3. Measurements and Adjustments. The determination of the amount of the payments and benefits paid and payable to the Executive and whether and to what extent payments under Section 7.2 are required to be made will be made at the Company's expense by an independent auditor selected by mutual agreement of the Company and the Executive, which auditor shall provide Executive and the Company with detailed supporting calculations with respect to its determination within fifteen (15) business days of the receipt of notice from the Executive or the Company that the Executive has received or will receive a payment that is potentially subject to the Parachute Excise Tax. For the purposes of determining whether any payments will be subject to the Parachute Excise Tax and the amount of such Parachute Excise Tax, such payments will be treated as "parachute payments" within the meaning of section 280G of the code, and all "parachute payments" in excess of the "base amount" (as defined under section 280G(b)(3) of the code) shall be treated as subject to the Parachute Excise tax, unless and except to the extent that in the opinion of the accountants such payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4) of the code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Parachute Excise Tax. For purposes of determining the amount of the Gross-up Payment, if any, the Executive shall be deemed to pay federal income taxes at the highest applicable marginal rate of federal income taxation for the calendar year in which the gross-up payment is to be made and to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the gross-up payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of the Executive's adjusted gross income); and to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the gross-up payment in the Executive adjusted gross income. Any Gross-up Payment shall be paid by the Company at the time the Executive is entitled to receive the Payment. Any determination by the auditor shall be binding upon the Company and the Executive.

                  7.4. In the event of any underpayment or overpayment to the Executive (determined after the application of Section 7.2), the amount of such underpayment or overpayment will be, as promptly as practicable, paid by the Company to the Executive or refunded by the Executive to the Company, as the case may be, with interest at the applicable federal rate specified in Section 7872(f)(2) of the Code.

8. Timing of Payments Following Termination. Notwithstanding any provision of this Agreement, the payments and benefits described in Sections 4.2, 6 and 7 are conditioned on the Executive's execution and delivery to the Company of a release substantially identical to that attached hereto as Exhibit III in a manner consistent with the requirements of the Older Workers Benefit Protection Act (the "Mutual Release"). The amounts described in Sections 4.2.1 and 6.1.2 will be paid in a lump sum, on the eighth day following the Executive's execution and delivery of the Mutual Release (provided that the Mutual Release has not been revoked by the Executive). The Company covenants that if the Executive executes the Mutual Release, the Company will also execute the Mutual Release.

9. Miscellaneous.

                  9.1. No Liability of Officers and Directors for Severance Upon Insolvency. Notwithstanding any other provision of the Agreement and intending to be bound by this provision, the Executive hereby (a) waives any right to claim payment of amounts owed to him, now or in the future, pursuant to this Agreement from directors or officers of the Company if the Company becomes insolvent, and (b) fully and forever releases and discharges the Company's officers and directors from any and all claims, demands, liens, actions, suits, causes of action or judgments arising out of any present or future claim for such amounts.

                  9.2. Legal Fees. The Company shall pay the reasonable attorneys' fees and related expenses and disbursements incurred by the Executive in connection with the negotiation and preparation of this Agreement (including the term sheet relating thereto) up to a maximum of $10,000.

                  9.3. Other Agreements. The Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which he is a party that would prevent or make unlawful his execution of this Agreement, that would be inconsistent or in conflict with this Agreement or Executive's obligations hereunder, or that would otherwise prevent, limit or impair the performance by Executive of his duties under this Agreement.

                  9.4. Successors and Assigns. The Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise. The duties of the Executive hereunder are personal to the Executive and may not be assigned by him.

                  9.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the principles of conflicts of laws.

                  9.6. Enforcement. Any legal proceeding arising out of or relating to this Agreement will be instituted in the United States District Court for the Eastern District of Pennsylvania, or if that court does not have or will not accept jurisdiction, in any court of general jurisdiction in the Commonwealth of Pennsylvania, and the Executive and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

                  9.7. Waivers; Separability. The waiver by either party hereto of any right hereunder or any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

                  9.8. Notices. All notices and communications that are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or upon mailing by registered or certified mail, postage prepaid, return receipt requested, as follows:

                  If to the Company, to:

                  Neose Technologies, Inc.
                  102 Witmer Road
                  Horsham PA 19044
                  Attn: General Counsel
                  Fax: 215-441-5896

                  With a copy to:

                  Pepper Hamilton LLP
                  3000 Two Logan Square
                  18th & Arch Streets
                  Philadelphia, PA 19103
                  Attn: Barry M. Abelson, Esquire
                  Fax: 215-981-4750

                  If to Executive, to:

                  C. Boyd Clarke
                  265 Cheswold Lane
                  Haverford, PA 19041

                  With a copy to:

                  Joseph Yaffe, Esquire
                  Latham & Watkins
                  135 Commonwealth Drive
                  Menlo Park, California 94025
                  Fax: 650-463-2600

or to such other address as may be specified in a notice given by one party to the other party hereunder.

                  9.9. Entire Agreement; Amendments. This Agreement and the attached exhibits contain the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter. This Agreement may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto.

                  9.10. Withholding. The Company will withhold from any payments due to Executive hereunder, all taxes, FICA or other amounts required to be withheld pursuant to any applicable law.

                  9.11. Headings Descriptive. The headings of sections and paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

                  9.12. Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.



         [This space left blank intentionally; signature page follows.]

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.


                                               NEOSE TECHNOLOGIES, INC.


                                               By: /s/ Stephen A. Roth Ph.D.
                                                  -----------------------------

                                               Title: Chairman
                                                  -----------------------------



                                               C. BOYD CLARKE


                                               /s/ C. Boyd Clarke
                                               -------------------------------

                                                                     Exhibit III

                 MUTUAL RELEASE AND NON-DISPARAGEMENT AGREEMENT

         THIS MUTUAL RELEASE AND NON-DISPARAGEMENT AGREEMENT (this "Mutual Release") is made as of the ___ day of _______, _____ by and between C. BOYD CLARKE ("Executive") and NEOSE TECHNOLOGIES, INC. (the "Company").

         WHEREAS, Executive's employment as an executive of the Company has terminated; and

         WHEREAS, pursuant to Section[s] 4[[,] [and] 6 [and 7]] of the Employment Agreement by and between the Company and Executive dated March 29, 2002 (the "Employment Agreement"), the Company has agreed to pay Executive certain amounts and to provide him with certain rights and benefits, subject to the execution of this Mutual Release.

         NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1. Consideration. Executive acknowledges that: (i) the payments, rights and benefits set forth in Section[s] 4[[,] [and] 6 [and 7]] of the Employment Agreement constitute full settlement of all his rights under the Employment Agreement, (ii) he has no entitlement under any other severance or similar arrangement maintained by the Company, and (iii) except as otherwise provided specifically in this Mutual Release, the Company does not and will not have any other liability or obligation to Executive. Executive further acknowledges that, in the absence of his execution of this Mutual Release, the benefits and payments specified in Section[s] 4[[,] [and] 6 [and 7]] of the Employment Agreement would not otherwise be due to Executive.

SECTION 2. Mutual Release and Covenant Not to Sue.

         2.1. The Company (including for purposes of this Section 2.1, its parents, affiliates and subsidiaries) hereby fully and forever releases and discharges Executive (and his heirs, executors and administrators), and Executive hereby fully and forever releases and discharges Company (including all predecessors and successors, assigns, officers, directors, trustees, employees, agents and attorneys, past and present) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Mutual Release, out of Executive's employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. ss. 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.

         2.2. Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against the Company (including for purposes of this Section 2.2, its parents, affiliates and subsidiaries) and that he has not assigned any claim against the Company or any affiliate to any other person or entity. The Company expressly represents that it has not filed a lawsuit or initiated any other administrative proceeding against Executive and that it has not assigned any claim against Executive to any other person or entity. Both Executive and the Company further promise not to initiate a lawsuit or to bring any other claim against the other arising out of or in any way related to Executive's employment by the Company or the termination of that employment. This Mutual Release will not prevent Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

         2.3. The foregoing will not be deemed to release the Executive or the Company from (a) claims solely to enforce this Mutual Release, (b) claims solely to enforce Sections 4, 5, 6, 7 or 9 of the Employment Agreement, or (c) claims solely to enforce the terms of any equity incentive award agreement between Executive and the Company, or (d) claims for indemnification under the Company's By-Laws, under any indemnification agreement between the Company and Executive or under any similar agreement.

SECTION 3. Restrictive Covenants. Executive acknowledges that restrictive covenants contained in Section 5 of the Employment Agreement will survive the termination of his employment. Executive affirms that those restrictive covenants are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions.

SECTION 4. Non-Disparagement. The Company (meaning, solely for this purpose, the Company's directors and executive officers and other individuals authorized to make official communications on the Company's behalf) will not disparage Executive or Executive's performance or otherwise take any action which could reasonably be expected to adversely affect Executive's personal or professional reputation. Similarly, Executive will not disparage the Company or any of its directors, officers, agents or employees or otherwise take any action which could reasonably be expected to adversely affect the reputation of the Company or the personal or professional reputation of any of the Company's directors, officers, agents or employees.

SECTION 5. Cooperation. Executive further agrees that, subject to reimbursement of his reasonable expenses, he or she will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) which relates to matters with which Executive was involved during his employment with the Company. Executive shall render such cooperation in a timely manner on reasonable notice from the Company.

SECTION 6. Rescission Right. Executive expressly acknowledges and recites that
(a) he has read and understands the terms of this Mutual Release in its entirety, (b) he has entered into this Mutual Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Mutual Release before signing it; (d) he was provided twenty-one (21) calendar days after receipt of the Mutual Release to consider its terms before signing it; and
(e) he or she is provided seven (7) calendar days from the date of signing to terminate and revoke this Mutual Release, in which case this Mutual Release shall be unenforceable, null and void. Executive may revoke this Mutual Release during those seven (7) days by providing written notice of revocation to the Company.

SECTION 7. Challenge. If Executive violates or challenges the enforceability of any provisions of the Restrictive Covenants or this Mutual Release, no further payments, rights or benefits under Section[s] [4.2[[,] [and] 6 [and 7]] of the Employment Agreement will be due to Executive.

SECTION 8. Miscellaneous.

                  8.1 No Admission of Liability. This Mutual Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to Executive. There have been no such violations, and the Company specifically denies any such violations.

                  8.2 No Reinstatement. Executive agrees that he or she will not apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future.

                  8.3 Successors and Assigns. This Mutual Release shall inure to the benefit of and be binding upon the Company and Executive and their respective successors, executors, administrators and heirs. Executive not may make any assignment of this Mutual Release or any interest herein, by operation of law or otherwise. The Company may assign this Mutual Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

                  8.4 Severability. Whenever possible, each provision of this Mutual Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Mutual Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Mutual Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

                  8.5 Entire Agreement; Amendments. Except as otherwise provided herein, this Mutual Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating subject matter hereof. This Mutual Release may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto.

                  8.6 Governing Law. This Mutual Release shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regard to the application of the principles of conflicts of laws.

                  8.7 Counterparts and Facsimiles. This Mutual Release may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.



         [This space left blank intentionally; signature page follows.]

                  IN WITNESS WHEREOF, the Company has caused this Mutual Release to be executed by its duly authorized officer, and Executive has executed this Mutual Release, in each case as of the date first above written.

                                           NEOSE TECHNOLOGIES, INC.



                                           By:
                                              ----------------------------------

                                           Name & Title:
                                                         -----------------------


                                           C. BOYD CLARKE




                                           -------------------------------------